                          SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No.     )

Filed by the Registrant     [  ]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ X ]  Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
[   ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

-------------------------------------------------------------------------------

ARCADIA FINANCIAL LTD.

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


        -----------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
     5) Total fee paid:

        -----------------------------------------------------------------------

     [  ]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1)  Amount Previously Paid:

               ----------------------------------------------------------------

            2)  Form, Schedule or Registration Statement No.:

               ----------------------------------------------------------------

            3)  Filing Party:

               ----------------------------------------------------------------

            4)  Date Filed:

               ----------------------------------------------------------------

                                     [LOGO]

                                     [LOGO]

                          7825 WASHINGTON AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55439-2435

                                 April 6, 1998

Dear Shareholder of Arcadia Financial Ltd.:

    I am pleased to invite you to attend the Annual Meeting of shareholders of Arcadia Financial Ltd., to be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Thursday, May 28, 1998, at 10:00 a.m.

    At the Annual Meeting, you will be asked to vote for the election of directors and to approve various proposals, including (i) an amendment to the Company's Bylaws to set the number of directors permitted to serve on the Board of Directors within a range of no fewer than five and no more than eleven, and to grant to the Board of Directors the authority to determine from time to time the number of directors serving within that range; (ii) an amendment to the Employee Stock Purchase Plan; (iii) the grant of an option to Director Warren Kantor for consulting services to be provided to the Company by Mr. Kantor in 1998; and (iv) ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

    I encourage you to vote FOR each of the matters listed above. Whether or not you are able to attend the Annual Meeting in person, I urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. On behalf of our Board of Directors and employees, thank you for your continued support of Arcadia Financial Ltd.

                                          Very truly yours,

                                                        [LOGO]

                                          Warren Kantor

                                          CHAIRMAN OF THE BOARD

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                             ARCADIA FINANCIAL LTD.

                            ------------------------

The Annual Meeting of the shareholders of Arcadia Financial Ltd. (the "Company") will be held at 10:00 a.m. Minneapolis time, on Thursday, May 28, 1998 at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, for the following purposes:

    1. To elect seven directors for a term of one year and until their successors shall be elected and duly qualified.

    2. To consider and act upon a proposal to amend the Company's Bylaws to set the number of directors permitted to serve on the Board of Directors within a range of no fewer than five and no more than eleven, and to grant to the Board of Directors the authority to determine from time to time the actual number of directors within that range.

    3. To consider and act upon a proposal to amend the Company's Employee Stock Purchase Plan to increase from 500,000 to 1,000,000 shares the aggregate number of shares of common stock to be sold under the plan.

    4. To consider and approve the January 28, 1998 grant of an option to Warren Kantor in the amount of 100,000 shares in consideration of consulting services to be rendered to the Company by Mr. Kantor in 1998.

    5. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

    6.  To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 30, 1998 are entitled to notice of and to vote at the meeting. This Notice of Annual Meeting, the Proxy Statement and the form of Proxy are first being mailed to shareholders of the Company on or about April 6, 1998.

    Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and if you attend the meeting in person, your executed proxy will be returned to you upon request.

                                          By Order of the Board of Directors

                                                     [LOGO]

                                          James D. Atkinson III, SECRETARY

Dated: April 6, 1998

                             ARCADIA FINANCIAL LTD.
                          7825 WASHINGTON AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55439-2435

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  MAY 28, 1998

                            ------------------------

                                  INTRODUCTION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Arcadia Financial Ltd. (the "Company") for use at the Annual Meeting (the "Annual Meeting" or the "Meeting") of shareholders to be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Thursday, May 28, 1998 at 10:00 a.m., and at any adjournment thereof.

    All shares represented by properly executed proxies received in time will be voted at the Meeting as follows, unless otherwise specified by the shareholder in the proxy: (i) in favor of the election as directors of all of the nominees listed herein; (ii) in favor of a proposal to amend the Company's Bylaws to set the number of directors permitted to serve on the Board of Directors within a range of no fewer than five and no more than eleven, and to grant to the Board of Directors the authority to determine from time to time the number of directors serving within that range; (iii) in favor of a proposal to amend the Company's Employee Stock Purchase Plan (the "ESP Plan") to increase from 500,000 to 1,000,000 shares the aggregate number of shares of Common Stock to be sold under the ESP Plan; (iv) in favor of the approval of the grant to Warren Kantor of an option in the amount of 100,000 shares of Common Stock of the Company in consideration of consulting services to be performed by Mr. Kantor in 1998; (v) in favor of ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998; and (vi) in accordance with the judgment of the persons named in the proxy, as to such other matters as may properly come before the Meeting. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented or to be entitled to vote at the Meeting for purposes of calculating the vote with respect to such matter.

    Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and associates of the Company may solicit proxies personally or by telephone, for which they will receive no additional compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred. The Company has engaged Georgeson & Company Inc. to assist in proxy solicitation for a fee not to exceed $6,500 plus out-of-pocket expenses.

    Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the Meeting and giving oral notice to the Secretary of the Company.

    The Board of Directors of the Company has fixed the close of business on March 30, 1998 as the record date for determining the holders of outstanding shares of Common Stock entitled to notice of, and to vote at, the Annual
Meeting. On that date, there were                shares of Common Stock issued
and outstanding. Each such share of Common Stock is entitled to one vote at the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement and the form of Proxy are first being mailed to shareholders of the Company on or about April 6, 1998.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    Each of the Company's current directors has been nominated and has agreed to stand for re-election at the Annual Meeting. Each director serves until the next regular meeting of the shareholders, until a successor shall have been elected and shall qualify, or until such director shall resign or shall have been removed. Election as a director requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW. If, prior to the Annual Meeting, the Board of Directors learns that any nominee will be unable to serve by reason of death, incapacity, or other unexpected occurrence, the proxies which would have otherwise been voted for such nominee will be voted for a substitute nominee, if any, selected by the Board of Directors.

BYLAWS AND CURRENT STATUS OF THE BOARD

    The number of directors constituting the full Board of Directors is determined pursuant to Section 3.2 of the Company's Bylaws. As adopted on March 26, 1991, that Section sets the number of directors at four but empowers the Board to increase the size of the Board. Since 1991, the Board has exercised that power to increase the size of the Board to a maximum of eleven directors in 1995. During the period from 1995 to present, the number of directors actually serving has been reduced to the current size of seven directors due to resignations and death of directors. Although the Board is entitled to fill such vacancies, it has elected not to do so because it believes its current size enables it to conduct its business in a productive and efficient manner.

    The Board therefore proposes that the size of the Board be reduced to seven directors. As a condition to such reduction, Section 3.2 of the Bylaws must be amended. Such amendment requires the approval of the shareholders of the Company. The Board has proposed an amendment that would empower the Board to set the number of directors permitted to serve on the Board of Directors within a range of no fewer than five and no more than eleven directors (See Proposal No.
2). If Proposal No. 2 is adopted the Board intends to reduce the size of the Board to seven directors, subject to its rights to thereafter from time to time change the size of the Board within the permitted range. If Proposal No. 2 is not approved by the shareholders, the Board of Directors intends to continue to operate the Board with seven directors until such time as it determines that the needs of the Company dictate filling one or more of the four vacancies.

INFORMATION ABOUT NOMINEES

    The names of the nominees, their principal occupations, and certain other information regarding the nominees set forth below is based upon information furnished to the Company by the respective nominees.

DIRECTOR NAME                    AGE                           PRINCIPAL OCCUPATION                        DIRECTOR SINCE
---------------------------      ---      ---------------------------------------------------------------  ---------------
Scott H. Anderson                    40   Vice Chairman, Credit and Collections of the Company                     1995
Lawrence H. Bistodeau                54   President of CECO Ltd., a dealer in heavy construction                   1991
                                            equipment
Robert J. Cresci                     54   Managing Director of Pecks Management Partners Ltd., an                  1992
                                            investment management firm
James L. Davis                       53   President of Davis and Associates, Inc., a manufacturers'                1991
                                            representative of commercial lighting
Richard A. Greenawalt                54   President and Chief Executive Officer of the Company                     1997
Warren Kantor                        56   Chairman of the Board of the Company, President and Chief                1994
                                            Executive Officer of Society Hill Capital Corporation, a
                                            private investment company
Robert A. Marshall                   57   Independent consultant to the financial services industry;               1997
                                            retired President of the Credit Card Division of Advanta
                                            Corporation

    Additional information concerning each incumbent director is set forth below.

    SCOTT H. ANDERSON was appointed Vice Chairman, Credit and Collections in February 1998. Mr. Anderson had previously served as the Company's Vice Chairman, Credit Administration and Operations from December 1995 and as Executive Vice President and the Company's Chief Credit Officer from April 1991. From 1987 until joining the Company, he served as Vice President, Division Manager of Loan Administration for Marquette Bank Minneapolis, N.A. Prior thereto he served as a Regional Vice President for First Bank System, Inc.

    LAWRENCE H. BISTODEAU has been President of CECO Ltd., a dealer in heavy construction equipment for the past ten years.

    ROBERT J. CRESCI has been a managing director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves as a director of Bridgeport Machines, Inc., EIS International, Inc., Garnet Resources Corporation, Meris Laboratories, Inc., HarCor Energy, Inc., Sepracor, Inc., Hitox, Inc., Film Roman, Inc., Educational Medical, Inc., Source Media, Inc., Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc., and several private companies.

    JAMES L. DAVIS has been President of Davis and Associates, Inc., a manufacturers' representative of commercial lighting, for more than five years.

    RICHARD A. GREENAWALT was appointed a Director and elected President and Chief Executive Officer of the Company on January 27, 1997 and commenced employment with the Company on January 29, 1997. Prior to joining the Company, Mr. Greenawalt served as President, Chief Operating Officer and a Director of Advanta Corp. from November 1987 through January 1997. Prior to joining Advanta Corp., Mr. Greenawalt served as President of Transamerica Financial Corp. from May 1986 through November 1987. From 1971 to 1986, Mr. Greenawalt held senior positions with Citicorp, including

Chairman and Chief Executive Officer of Citicorp Person-to-Person and President and Chief Executive Officer of Citicorp Retail Services.

    WARREN KANTOR was appointed Chairman of the Board of Directors in December 1996 and has served as a Director of the Company since December 1994. From August 1996 until January 1997, Mr. Kantor served as the Chairman of the Executive Committee of the Company's Board of Directors and as the Company's Acting Chief Executive Officer. Mr. Kantor is the President and Chief Executive Officer of Society Hill Capital Corporation, a private investment company. He was a director of Advanta Corp., a consumer finance firm, from April 1986 to December 1996 and served as Advanta Corp.'s Vice Chairman from November 1993 through September 1994 and as Executive Vice President and Chief Financial Officer from April 1986 through November 1993. Prior to his employment with Advanta Corp., Mr. Kantor was employed by Arthur Andersen & Co., in charge of the Financial Services Division of its Philadelphia office.

    ROBERT A. MARSHALL currently acts as an independent consultant to the financial services industry. He was recently retired as President of the Credit Card Division at Advanta Corp. where he was employed for over nine years. Before joining Advanta Corp., Mr. Marshall served as Chief Operating Officer of a subsidiary of Scudder, Stevens & Clark, an investment management firm based in New York. Mr. Marshall also spent 14 years at Citicorp. His last assignment with Citicorp was Senior Vice President of Citicorp Retail Services, Inc. Prior to his being employed at Citicorp, Mr. Marshall was a Vice President for Bankers Trust and also spent 5 years with Avon Products. During 1997 and 1998, Mr. Marshall served as a director of Union Corporation, which was recently sold to Outsourcing Solutions, Inc. Mr. Marshall currently serves as a director of Outsourcing Solutions, Inc.

    A director resigned from the Board of Directors in October 1997. In November 1997 an additional vacancy was created on the Board when another director passed away. Neither of these vacancies has been filled by the Board of Directors, and as stated above, the Board of Directors does not intend to fill these or the other two Board vacancies at this time.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors held twelve meetings during the fiscal year ended December 31, 1997 ("fiscal 1997"). Each of the incumbent directors who was a director during 1997 attended at least 75% of the meetings of the Board and of each committee of the Board of Directors of which he was a member held while he was a member during the year.

    In fiscal 1997, the Company paid each non-employee director an annual director's fee of $15,000, plus $1,000 for each meeting of the Board of Directors attended by the director. Each non-employee director who served as chairman of the Audit or Compensation Committees of the Board of Directors received $5,000 annually in respect of such service on each such committee, and non-employee directors who served on the Audit or Compensation Committees of the Board of Directors received $1,000 for each meeting of each such committee attended. In 1997, each non-employee director received two option grants aggregating 25,000 shares (10,000 shares on January 2, 1997 as approved by the shareholders at the 1997 Annual Meeting and 15,000 shares on the anniversary date of the director's election to the Board) under the 1992 Director Stock Option Plan as amended by the Shareholders at the 1997 Annual Meeting. The Board of Directors approved on January 28, 1998 an amendment to the Company's 1992 Director Stock Option Plan pursuant to which, commencing in 1998, each of the non-employee directors ("Outside Directors") will receive each year an option to purchase 25,000 shares, up to an aggregate maximum of 250,000 shares per Outside Director over the life of such plan. In conjunction with that amendment, the annual director's fee of $15,000 paid to each Outside Director has been discontinued, effective in 1998. Each Outside Director will continue to be paid $1,000 for each meeting of the Board of Directors he or she attends as well as compensated as stated above for his or her service on committees.

    In fiscal 1997, the Board of Directors had three committees: the Executive, the Audit and the Compensation Committees. On January 27, 1997 Richard A. Greenawalt was elected President and Chief Executive Office of the Company by the Board of Directors and, accordingly, the Board of Directors disbanded the Executive Committee, which had been reinstated after the resignation in August 1996 of the prior Chief Executive Officer. Through May 16, 1997, the members of the Audit Committee were Lawrence H. Bistodeau and Robert Cresci. On May 16, 1997 the Board of Directors elected Robert Marshall as an additional member of the Audit Committee. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policies and procedures. The Audit Committee held five meetings during fiscal 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1997 the members of the Compensation Committee were Robert J. Cresci, Frederick W. Zuckerman and James L. Davis. Mr. Zuckerman died in September 1997 and has not been replaced as a member of the committee. The Compensation Committee makes recommendations to the Board of Directors as to general levels of compensation for all associates of the Company, including the annual salary of each of the executive officers of the Company, grants options to associates under the Company's 1990 Stock Option Plan, makes awards under the 1994-1997 Restricted Stock Election Plan and the 1998-2000 Restricted Stock Election Plan, and reviews and approves compensation and benefit plans of the Company. The Compensation Committee held three meetings during fiscal 1997.

    No member of the Compensation Committee of the Board of Directors was an officer, former officer or employee of the Company or its subsidiaries during fiscal 1997. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors during fiscal 1997.

    In connection with the issuance of certain Senior Subordinated Notes due June 1, 1999 and certain Senior Subordinated Warrants in 1992, the Company, certain principal shareholders of the Company and the purchasers of the securities sold entered into a Coinvestors' Agreement, dated June 24, 1992 (the "Coinvestors' Agreement"), which was amended in May 1995. Under the Coinvestors' Agreement for so long as the initial investors in the Senior Subordinated Notes and the Senior Subordinated Warrants own at least 25% of the Senior Subordinated Warrants or the shares of Common Stock issuable upon exercise of the Senior Subordinated Warrants, the Company and the principal shareholders party to the Coinvestors' Agreement will take all action within their respective powers to elect one individual designated by such investors, subject to the reasonable approval of the Company. Mr. Cresci is the designee provided for under the Coinvestors' Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and any persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by the Exchange Act to furnish the Company with copies of all Sections 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal 1997, all filings required of its officers, directors and greater than 10% beneficial owners were made.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding ownership of the Company's Common Stock as of February 28, 1998, by (i) each person known to the Company to own beneficially more than 5% of its outstanding shares of Common Stock; (ii) each director and nominee for election as director of the Company;
(iii) each officer named in the Summary Compensation Table on p. 8 of this Proxy Statement; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown. In addition, unless otherwise indicated, the address of each person named below is the address of the Company.

NAME OF BENEFICIAL OWNER                                                      NUMBER OF SHARES   PERCENTAGE OWNED
----------------------------------------------------------------------------  -----------------  -----------------
Crabbe Huson Group, Inc.(1).................................................        6,420,400            16.50%
  121 S.W. Morrison, Suite 1400
  Portland, OR 97204
Warren Kantor(2)(3).........................................................          879,072             2.23%
Robert J. Cresci(3)(4)......................................................          859,387             2.20%
James L. Davis(3)(5)........................................................          838,519             2.15%
Richard A. Greenawalt(6)....................................................          787,794             2.00%
Scott H. Anderson(7)........................................................          252,752            *
Lawrence H. Bistodeau(3)....................................................          205,034            *
John A. Witham(8)...........................................................          168,364            *
Robert S. Barbee, Jr.(9)....................................................          137,392            *
Duane E. White(10)..........................................................           42,739            *
Robert A. Marshall(3).......................................................           13,950            *
All Directors and Executive Officers as a group (11 persons)................        4,257,590            10.47%

------------------------

   * Less than one percent.

 (1) Based on Schedule 13G as of January 8, 1998.

 (2) Includes 200,000 shares issuable upon exercise of a stock option and 25,714 shares awarded pursuant to a letter agreement dated August 26, 1996 in consideration of Mr. Kantor becoming Chairman of the Executive Committee of the Board of Directors; 335,160 options granted to Mr. Kantor pursuant to Consulting Agreements with the Company; 100,000 shares owned by the Warren Kantor Profit Sharing Trust and 17,500 shares owned by the Kantor Financial Fund (10,000 shares) and Southhill Partners (7,500 shares).

 (3) Includes shares which each non-employee director has the right to acquire within 60 days pursuant to grants under the 1992 Director Stock Option Plan ("DSOP"). Vested options under the DSOP are as follows: Warren Kantor (45,000 shares); Robert J. Cresci (60,000 shares);

     Lawrence Bistodeau (30,000 shares); James L. Davis (60,000 shares); and Robert Marshall (13,950 shares).

 (4) Includes shares of Common Stock that are held by Pecks Management Partners Ltd., an investment advisory firm of which Mr. Cresci is a managing director. Pecks Management Partners Ltd. holds such shares on behalf of the Delaware State Employee Pension fund (559,570 shares); Zeneca Holdings, Inc. (108,381 shares); and ICI American Holdings, Inc. (131,436 shares).

 (5) Includes 192,857 shares owned by Davis & Associates Inc. Profit Sharing plan in which Mr. Davis is a principal participant, 11,000 shares held in trust for the benefit of his minor children and a parent and 15,000 shares owned by Mr. Davis' spouse. Mr. Davis disclaims beneficial ownership of shares held by his spouse or in trust for his children and parent.

 (6) Includes a total of 400,000 shares issuable upon exercise of stock options and 9,187 shares granted but not yet vested, under the 1994-1997 Stock Election Plan and 89,919 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

 (7) Includes a total of 142,001 shares issuable upon exercise of stock options, and 5,523 shares granted but not yet vested, under the 1994-1997 Stock Election Plan and 35,725 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

 (8) Includes a total of 95,999 shares issuable upon exercise of stock options, and 5,619 shares granted, but not yet vested, under the 1994-1997 Stock Election Plan and 27,532 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

 (9) Includes a total of 61,499 shares issuable upon exercise of stock options, and 4,963 shares granted but not yet vested, under the 1994-1997 Stock Election Plan and 26,826 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

 (10) Includes 34,168 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

                             EXECUTIVE COMPENSATION

    The following table discloses compensation earned by the Company's Chief Executive Officers and the four other most highly compensated executive officers whose total annual salary exceeded $100,000 for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                          COMPENSATION AWARDS
                                                                     ANNUAL          ------------------------------
                                                                COMPENSATION(1)         RESTRICTED      SECURITIES
                                                             ----------------------        STOCK        UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR      SALARY($)   BONUS($)   AWARDS($)(2)(3)(4) OPTIONS(#)
------------------------------------------------  ---------  -----------  ---------  -----------------  -----------
Warren Kantor(5)................................       1997  $         0  $       0    $           0         70,160
  Chairman of the Board, Acting Chief                  1996            0          0                0        325,000
  Executive Officer

Richard A. Greenawalt(6)........................       1997  $    92,232  $       0    $   1,164,232      1,200,000
  President and Chief Executive Officer

Scott H. Anderson...............................       1997  $   341,000  $       0    $           0              0
  Vice Chairman, Credit and Collections                1996      310,000          0                0         75,000
                                                       1995      197,304          0          465,000         75,000

John A. Witham..................................       1997  $   275,000  $       0    $           0              0
  Executive Vice President and Chief                   1996      250,000          0                0         50,000
  Financial Officer                                    1995      164,691     20,000          300,000         50,000

Robert A. Barbee, Jr............................       1997  $   220,000  $       0    $           0              0
  Executive Vice President, Loan                       1996      200,000          0                0         50,000
  Origination                                          1995      137,701          0          240,000         50,000

Duane E. White(6)...............................       1997  $   166,667  $       0    $     361,404        100,000
  Executive Vice President, Corporate
  Services

------------------------

(1) As permitted by the Securities and Exchange Commission's rules regarding disclosure of executive compensation in proxy statements, this table excludes perquisites and other personal benefits for the named executive officer if the total cost thereof did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for each of those years.

(2) 1997 restricted stock awards granted to Richard A. Greenawalt and Duane E. White were made pursuant to Stock Election Plans (the "1994-1997 Stock Election Plan" and the "1998-2000 Stock Election Plan") adopted by the Board of Directors, effective July 1, 1994 and December 20, 1995, respectively. The value of each award shown is based upon the closing market price of the Company's Common Stock on the date of grant, which is the participant's first day of employment with the Company ($14.87 per share for Richard A. Greenawalt and $9.63 per share for Duane E. White). Awards granted under the 1994-1997 Stock Election Plan vest over a ten year period from the date of grant, subject to accelerated vesting during that period based on a participant's achievement of annual target performance goals. Awards granted under the 1998-2000 Stock Election Plan vest over a five to seven year period from the date of grant, depending on date of grant, subject to accelerated vesting during that period based upon a participant's achievement of annual target performance goals. In each year in which a participant meets his or her performance goal, this accelerated vesting will apply to a number of shares of restricted stock up to the maximum number of shares allocable to such year. Performance goals are determined annually by the Compensation Committee. The percentage of the target performance goal that is met in any given year determines what percentage of the shares eligible for accelerated vesting will vest in that year. See "Committee Report on Executive Compensation." 78,294 and 37,529 shares of restricted stock were granted under the Stock Election Plans to Richard A. Greenawalt and Duane E. White, respectively. Any dividends declared on the Company's Common Stock will be paid on all shares of restricted stock granted under the Stock Election Plans.

(3) 1995 restricted stock awards were made pursuant to a Stock Election Plan (the "1998-2000 Stock Election Plan") adopted by the Board Of Directors, effective December 20, 1995. The value of each award shown is based upon the closing market price of the Company's Common Stock on the date of grant ($16.19 per share). Awards granted under the 1998-2000 Stock Election Plan vest over a five to seven year period from the date of grant, depending on date of grant, subject to accelerated vesting during that period based on a participant's achievement of annual target performance goals. In each year in which a participant meets his or her performance goal, this accelerated vesting will apply to a number of shares of restricted stock up to the maximum number of shares allocable to such year. Performance goals are determined annually by the Compensation Committee. The percentage of the target performance goal that is met in any given year determines what percentage of the shares eligible for accelerated vesting will vest in that year. See "Committee Report on Executive Compensation." A total of 62,083 shares of restricted stock were granted under the 1998-2000 Stock Election Plan to the executives named in the table in the respective numbers indicated: Scott H. Anderson, 28,725 shares; John A. Witham, 18,532 shares; and Robert A. Barbee, Jr., 14,826 shares. Any dividends declared on the Company's Common Stock will be paid on all shares of restricted stock granted under the 1998-2000 Stock Election Plan.

(4) As of December 31, 1997, the number and fair market value, based on the closing market price of the Company's Common Stock of $7.44 on December 31, 1997, of the aggregate restricted stock holdings granted to the named executive officers during the periods reported were: Richard A. Greenawalt, 78,294 shares and $582,507; Scott H. Anderson, 28,725 shares and $213,714; John A. Witham, 18,532 shares and $137,878; Robert A. Barbee, Jr., 14,826 shares and $110,305; and Duane E. White, 37,529 shares and $279,216.

(5) Mr. Kantor served as acting Chief Executive Officer for no cash compensation from August 26, 1996 to January 27, 1997, when Mr. Greenawalt joined the Company as President and Chief Executive Officer.

(6) Mr. Greenawalt's annual base salary is $100,000; however his base salary commenced February 3, 1997. Mr. White's annual base salary is $250,000; however, his base salary commenced May 1, 1997.

                          OPTION GRANTS IN FISCAL 1997

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                       NUMBER OF        % OF                                           ANNUAL RATES OF
                                      SECURITIES    TOTAL OPTIONS                                     STOCK APPRECIATION
                                      UNDERLYING     GRANTED TO     EXERCISE PRICE                    FOR OPTION TERM(3)
                                        OPTIONS     ASSOCIATES IN      PER SHARE     EXPIRATION  ----------------------------
NAME                                  GRANTED(1)   FISCAL YEAR(2)       ($/SH)          DATE          5%             10%
------------------------------------  -----------  ---------------  ---------------  ----------  -------------  -------------
Warren Kantor.......................       10,000            5%            15.00         1/2/07        812,771      2,059,772
                                           70,160                          14.88        1/29/07
                                           15,000                           6.56       12/19/07
Richard A. Greenawalt...............    1,200,000           65%            14.88        1/29/07     11,229,542     28,457,865
Scott H. Anderson...................      --                 0%           --             --           --             --
John A. Witham......................      --                 0%           --             --           --             --
Robert A. Barbee, Jr................      --                 0%           --             --           --             --
Duane E. White......................      100,000            5%             9.63         5/1/07        605,626      1,534,774

------------------------

(1) The exercise price of all options granted is equal to the market value of the Company's Common Stock on the date of grant. Options awarded to Mr. Greenawalt during fiscal 1997 vest on January 29, 1998, 1999 and 2000 (400,000 shares on each date). Options awarded to Mr. White during fiscal 1997 vest on May 1, 1998 and 1999 (33,333 shares on each date) and May 1, 2000 (33,334). The options awarded to Mr. Kantor vest as follows: the 10,000 share option vested January 2, 1998, the 70,160 share option vested December 31, 1997 and the 15,000 share option has been forfeited to the extent of 13,350 shares with the remaining 1,650 shares vesting December 19, 1998. All options expire 10 years from the date of grant.

(2) The total number of options granted to employees by the Company in 1997 was 1,764,594. This total does not include options granted to Mr. Kantor in 1997 as he was not an employee of the Company during fiscal 1997. Each such option granted in 1997 terminates on the tenth anniversary of the grant date thereof.

(3) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission, compounded annually. Such amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options, if any, providing for nontransferability, vesting over the period set forth in each such option or termination of the options following termination of employment.

   AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION
                                     VALUES

    The following table provides information with respect to the named executive officers, their stock option exercises during the last fiscal year and the value of such officers' unexercised options on December 31, 1997.

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                              OPTIONS               IN-THE-MONEY OPTIONS
                                          SHARES                       AT FISCAL YEAR-END (#)    AT FISCAL YEAR-END ($)(2)
                                        ACQUIRED ON      VALUE       --------------------------  --------------------------
NAME                                    EXERCISE (#) REALIZED ($)(1) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  -----------  --------------  -----------  -------------  -----------  -------------
Warren Kantor.........................      --             --           570,160         25,000   $   265,650   $    13,200
Richard A. Greenawalt.................      --             --            --          1,200,000       --            --
Scott H. Anderson.....................      10,000    $     87,700      165,572         75,000       378,399       --
John A. Witham........................      --             --            95,999         50,001       117,990       --
Robert A. Barbee, Jr..................      --             --            61,499         50,001        29,498       --
Duane E. White........................      --             --            --            100,000       --            --

------------------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) Value of unexercised in-the-money options is calculated based on the difference between the option exercise price and the closing price of the Company's Common Stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing price of the Company's Common Stock as reported by the New York Stock Exchange on December 31, 1997 was $7.44.

EMPLOYMENT AGREEMENTS AND RELATED AGREEMENTS

    On January 28, 1998, the Company entered into an employment agreement with Richard A. Greenawalt, for his employment as Chief Executive Officer and President. Such agreement replaces the agreement entered into with Mr. Greenawalt on January 6, 1997 and is effective until terminated pursuant thereto. Mr. Greenawalt's base salary is reviewed at least annually. Mr. Greenawalt currently receives an annual base salary of $100,000.

    On January 28, 1998, the Company entered into an employment agreement with Scott H. Anderson for his employment as Vice Chairman of Credit and Collections. Such agreement replaces the agreement entered into with Mr. Anderson on November 7, 1996 and is effective until terminated pursuant thereto. Mr. Anderson's base salary is reviewed at least annually. Mr. Anderson currently receives an annual base salary of $341,000.

    On January 28, 1998, the Company entered into an employment agreement with John A. Witham for his employment as Executive Vice President and Chief Financial Officer. Such agreement replaces the agreement entered into with Mr. Witham on November 7, 1996 and is effective until terminated pursuant thereto. Mr. Witham's base salary is reviewed at least annually. Mr. Witham currently receives a base salary of $275,000 per year.

    On January 28, 1998, the Company entered into an employment agreement with Duane E. White for his employment as the Executive Vice President of Corporate Services. Such agreement replaces the agreement entered into with Mr. White on May 1, 1997 and is effective until terminated pursuant thereto. Mr. White's base salary is reviewed at least annually. Mr. White currently receives a base salary of $250,000 per year.

    On January 28, 1998, the Company entered into an employment agreement with Robert A. Barbee, Jr. for his employment as the Executive Vice President of Loan Origination. Such agreement replaces the agreement entered into with Mr. Barbee on November 7, 1996 and is effective until terminated pursuant thereto. Mr. Barbee's base salary is reviewed at least annually. Mr. Barbee currently receives a base salary of $242,000 per year.

    The employment agreements with each of Mr. Greenawalt, Mr. Anderson, Mr. Witham, Mr. White and Mr. Barbee provide that, upon termination by the Company of such executive's employment without Cause (as defined therein), each such executive will be entitled to receive a lump sum equal to two times the sum of
(a) his base salary, (b) his Annual Bonus, (c) an award equal to the average annual amount paid to him during the two years preceding the termination for certain perquisites and (d) the present value of certain additional benefits. The option agreements evidencing options granted to such executives provide that, upon a Change of Control of the Company (as defined in the option agreement), any then unvested options will vest. The terms of the 1994-1997 Stock Election Plan and the 1998-2000 Stock Election Plan provide that, in the event of a Change of Control (as defined in each such Plan), any then unvested shares of restricted stock granted to such executives will vest. The terms of the Split Dollar Insurance Agreements with Mr. Anderson, Mr. Witham and Mr. Barbee provide that, in the event such executive's employment is terminated within the period commencing six months prior to the date of a Change of Control (as defined in such agreement) of the Company and ending eighteen months after the date thereof, the Company will be obligated to fund such executive's split dollar life insurance policy for a period of up to ten years thereafter.

CONSULTING AGREEMENTS WITH WARREN KANTOR

    In December 1994, the Company entered into a two-year consulting agreement with Warren Kantor, a director of the Company (the "1994 Consulting Agreement") for consulting services. On January 1, 1996, the Company entered into an additional one-year consulting agreement with Mr. Kantor for additional consulting services (the "1996 Consulting Agreement"). Pursuant to each of these consulting agreements, Mr. Kantor provided up to 150 hours per year of such consulting services as requested by the Company, for a total of 300 hours in fiscal 1996.

    In consideration for services performed by Mr. Kantor under the 1994 Consulting Agreement and the 1996 Consulting Agreement the Company granted non-statutory options to purchase 140,000 shares of the Company's Common Stock. Under the 1994 Consulting Agreement, Mr. Kantor was granted an option (the "1994 Option") to purchase 100,000 shares at an exercise price of $5.13 per share (the fair market value of the shares on the date of grant), exercisable as to 50% of the shares covered on December 18, 1995 and as to the remaining 50% on December 18, 1996. The 1994 Option expires December 18, 2004. Under the 1996 Consulting Agreement, Mr. Kantor was granted an option (the "1996 Option") to purchase 40,000 shares at an exercise price of $16.25 per share (the fair market value of the shares on the date of grant) exercisable in full on December 31, 1996. The 1996 Option expires December 31, 2005.

    On December 18, 1996, the Board of Directors of the Company agreed to retain Mr. Kantor to act as a consultant for the Company during 1997. The terms of such retention are set forth in a Consulting Agreement dated December 18, 1996 (the "1997 Consulting Agreement"). Pursuant to the 1997 Consulting Agreement, Mr. Kantor agreed to provide 450 hours of consulting services. In exchange for such services, Mr. Kantor received a grant of a non-statutory option to purchase 125,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of those shares on the date of grant ($14.87). Such options vested as of December 31, 1997, the last day of the one year term of the 1997 Consulting Agreement. On January 27, 1997, the Board determined that it would require more than 450 hours of consulting services from Mr. Kantor in 1997. Mr. Kantor agreed that he would provide an unlimited number of hours during 1997 in return for the grant of a non-statutory option to purchase an additional 70,160 shares of the Company's Common Stock at an exercise price equal to the fair market value of the stock on the date of the grant ($14.87). Such additional grant was set forth in an Option Agreement dated January 29, 1997 and vested December 31, 1997.

    On January 28, 1998, the Board of Directors of the Company agreed to retain Mr. Kantor to act as a consultant for the Company during 1998. The terms of such retention are set forth in a Consulting Agreement dated January 28, 1998 (the "1998 Consulting Agreement"). Pursuant to the 1998 Consulting Agreement, Mr. Kantor agreed to provide 150 hours of consulting services. In exchange for such services, Mr. Kantor received a grant of a non-statutory option (the "1998 Option") to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of those shares on the date of the grant ($6.00). Such option vests as of December 31, 1998, the last day of the one year term of the 1998 Consulting Agreement. Exercisability of the 1998 Option may be accelerated in the event of the Company's termination of the 1998 Consulting Agreement or upon a change in control of the Company. The grant of the 1998 Option is contingent upon, and subject to, the approval thereof by the shareholders of the Company. See Proposal No. 4--Proposal to Approve the Grant of a Stock Option to Warren Kantor. The 1994 Consulting Agreement, the 1996 Consulting Agreement, the 1997 Consulting Agreement, and the 1998 Consulting Agreement together are hereunder sometimes referred to as the "Consulting Agreements".

    Pursuant to the Consulting Agreements Mr. Kantor renders consulting services, at the request of the Company, in the following areas, among others: long range planning, tax strategies, treasury operations, internal audit, asset liability strategies, asset-backed securitization development and planning, corporate development, investor and SEC relations, financing strategies, reserves and asset planning, and such other related areas of business as the Chief Executive Officer of the Company may request from time to time. The Consulting Agreements contain provisions covering termination, non-disclosure of proprietary information and non-competition customary in consulting agreements of this nature. Mr. Kantor receives no cash compensation for services rendered pursuant to the Consulting Agreements.

LOAN TO DIRECTOR JAMES L. DAVIS

    On December 12, 1997, the Board of Directors approved a $876,000.00 loan by the Company to director James L. Davis. The proceeds of the loan were used by Mr. Davis' to cover a margin call on a brokerage account secured by shares of the Common Stock of the Company owned by Mr. Davis. The Board of Directors believed it was in the best interest of the Company and the shareholders to make this loan to Mr. Davis. The loan was made with a market-rate interest rate of 8.5% with interest payable on an accrual basis and was secured by mortgages on real property owned by Mr. Davis. Mr. Davis repaid the loan in full with accrued interest on February 18, 1998.

                             ARCADIA FINANCIAL LTD.
            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

ROLE AND COMPOSITION OF COMPENSATION COMMITTEE

    The principal responsibility of the Compensation Committee (the "Committee") of the Board of Directors with respect to executive compensation is to ensure that the Company's compensation program is aligned with and supports the Company's business objectives. The Committee evaluates the overall design and administration of the compensation program in order to fulfill its responsibilities. The Committee is comprised entirely of outside directors in order to enhance its objectivity and independence.

    Specifically, the Committee is responsible for:

    - Establishing an executive compensation philosophy

    - Reviewing competitive compensation and performance data

    - Establishing executive compensation plans and pay levels consistent with the competitive data and the compensation strategy

    - Overseeing the administration of the executive compensation program

COMPENSATION PHILOSOPHY AND PRINCIPLES

    The Committee believes that an effective executive total compensation program should have the following objectives:

    - In order to be able to attract and retain the highly qualified executive team needed to create shareholder value and grow the profitability of the Company, total compensation opportunities should be established at or above competitive levels.

    - In order to provide high levels of motivation, the total compensation opportunities should have a mix of performance-based compensation opportunities relative to base salary and should be equal to or greater than the competitive norms.

    - In order to closely link the interests of shareholders and executives and to have actual awards earned by executives closely linked to share price, the performance-based compensation should be substantially denominated in shares or stock options for the executive officers.

    The Committee has established the following compensation design principles which support these objectives:

    - In order to ensure the Company's ability to attract and retain executive talent, total compensation opportunities will reflect competitive levels of compensation when compared to the compensation levels of executives of financial industry companies against which the Company competes for executive talent given the Company's relative financial performance.

    - The peer companies will be selected based upon two criteria: (1) they compete with the Company or are in financial services businesses with similar characteristics and (2) they are in a reasonable size range relative to the Company on measures such as revenues, market capitalization and assets under management.

    - The Committee will periodically use the services of an independent compensation consultant to monitor the Company's pay practices and performance relative to the peer group. This analysis will provide the framework for evaluating any changes to the total executive compensation program.

    - Executives' base salaries will not exceed a competitive salary range based on market medians.

    - Incentives earned for achieving annual financial goals--typically EPS--will be awarded principally in shares of Company stock.

    - Stock options will be used to further leverage the total reward opportunities linked to increases in share price.

TOTAL EXECUTIVE COMPENSATION PROGRAM OVERVIEW

    The executive compensation program consists of three elements:

    - Base salaries. These are set at or below a competitive range. Salary increases for executives are based on a combination of Company and individual performance.

    - TARSAP/Stock Election Plans. For the executive officers these grants of restricted stock are in place of any annual cash bonus. The shares are granted at the beginning of a three year period or at the time of hire. The timing of the vesting of the shares is impacted in part by the Company's performance on annual financial goals. This approach offers a higher risk/reward profile and more substantially links the financial interests of the executive officers and shareholders than a cash based annual incentive plan.

    - Stock Options. Grants of stock options provide additional incentive for executive officers and other recipients to increase shareholder value over the long-term.

TARSAP / STOCK ELECTION PLAN

    Executive officers of the Company do not participate in a typical cash bonus plan where participants receive cash payments at the conclusion of each fiscal year based on the achievement of performance objectives. However, executive officers participate in the Stock Election Plans, which are Time Accelerated Restricted Stock Plans (TARSAP). These Plans accelerate the vesting of restricted stock grants based on achievement of annual performance objectives.

    The Committee has the authority to select executive officers and other key management personnel to participate in the Stock Election Plans. These Plans provide for annual cash incentive bonuses based upon the Company's performance relative to annually established performance objectives. Each participant, other than executive officers, is permitted to make an election that a portion of the bonus shall be received in the form of restricted stock in increments of 0%, 25%, 50%, 75% and 100%. Executive officers are required to receive 100% of the bonus in restricted stock.

    Executive officers who participate in the Stock Election Plan, including all proxy named executives, received awards of restricted shares of the Company's Common Stock. The number of shares awarded was dependent upon the executive officer's position in the Company, the market price of the Company's Common Stock on the date participation commenced, and the election of the executive officer to receive his or her bonus in the form of restricted stock. These awards are indicated under the restricted stock column of the summary compensation table in the year the shares are granted, not the year in which they are earned. The reported value of the shares is based on the number of shares granted multiplied by the price on the grant date.

    Grants have been made under two Stock Election Plans, the 1994-1997 Plan, and the 1998-2000 Plan. Each Stock Election Plan restricted stock grant is initially associated with a three year performance period (3.5 years for the 1994-1997 Plan). The value of restricted stock initially granted to executive officers varies from 30% to 60% of their base pay as of the date of the award for each year of the associated performance period.

    The initial 1994-1997 Plan grants were made in July, 1994. These grants vest no later than at the end of 10 years. However, vesting of a fraction of the shares granted will occur at the end of each of the years in the performance period if annually established objectives are met. The initial 1998-2000 Plan grants were made in December, 1995. These grants vest no later than at the end of seven years. Again, a fraction of the shares will vest at the end of 1998, 1999, 2000 and thereafter if annually established objectives are met. The Compensation Committee approves the goals prior to or during each plan year.

    For each year in the performance periods, the amount of bonus earned will be used to determine the percentage of total shares awarded subject to accelerated vesting for those executives electing to receive the bonus in restricted stock. An average of one-half of the restricted shares allocated to executive officers for fiscal 1997 under the 1994-1997 Stock Election Plan vested based on the individual participants' performance and the Company's performance.

    The value received by an executive from these grants depends on the Company's earnings performance and the market price of the Company's Common Stock. Executive salary levels when grants were made under the Stock Election Plans significantly influenced the grant amount. Because executive's salaries may increase after the grant date and throughout the performance periods, the value of the Company's Common Stock also needs to increase for the awards to deliver their intended targeted value relative to base salary.

    Contingent and accelerated vesting schedules of the Stock Election Plans (based upon percentage of goal achieved each year) are in keeping with the Committee's philosophy that poor performance should not be rewarded and incentive opportunities should be substantial for performance excellence. The Stock Election Plans evidence the Committee's belief that executive compensation should be comprised of both cash and equity-based programs which award performance based upon Company-specific goals, measured by the earnings performance of the Company. The Committee also believes that the Stock Election Plans provide for ownership and retention of the Company's Common Stock by key executive officers. Finally, because the value of the awards to executive officers is dependent upon the value of the Company's Common Stock, the desired direct relationship between officer compensation and enhancement of stockholder value is achieved.

    The Company established its annually oriented incentive compensation plan in this way because it strongly links the executives to the value of the stock while establishing a fixed expense which is based on the value of the shares on the grant date. The Committee believes that this is a more effective way to provide an annual incentive in a growth oriented company than a traditional cash-based plan.

STOCK OPTIONS

    The Committee believes that long-term incentives should be related to improvement in long-term shareholder value creation. To further this objective, the Company awards stock options to its executive officers and other key personnel. Stock options encourage and reward effective management that results in long-term corporate success, as measured by stock price appreciation. Stock options have value for the executive officers only if the price of the Company's stock appreciates from the date the stock options are granted. The Company's 1990 Stock Option Plan permits the granting of both incentive stock options and non-qualified stock options. Stock option awards are consistent with the Company's objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained. To encourage a long-term perspective, options are typically exercisable over a multiple year period and grants are made at an option price equal to the fair market value of the Company's Common Stock on the date of grant.

    In determining individual executive officer grant levels, the Committee considers competitive practices, the desired relationship between long-term incentives and other compensation elements, and each executive officer's level of responsibility. Options for 1,370,160 shares were issued to Executive Officers in 1997. Such options are non-qualified options issued with an exercise price equal to fair market value on the date of grant. These options include a grant of 1,200,000 options to Richard Greenawalt in connection with his being employed as the Company's Chief Executive Officer and 70,160 options granted to Warren Kantor as consideration under the 1997 Consulting Agreement. See "Summary Compensation Table", "Option Grants in 1997" and "Consulting Agreements with Warren Kantor."

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Greenawalt's compensation program is more highly leveraged on a pay-for-performance basis than the programs of the other executive officers. Mr. Greenawalt's base salary rate in 1997 was $100,000 which the Committee believes to be significantly below the competitive norms for the position.

    Mr. Greenawalt received TARSAP shares at a level commensurate with a competitive annual bonus amount for his position. Of the 78,294 total TARSAP shares granted to Mr. Greenawalt in 1997, 18,375 were from the 1994-1997 Plan and 59,919 were from the 1998-2000 Plan. Fifty percent of the shares from the 1994-1997 Plan vested for 1997 based on the Company's 1997 performance relative to the goals established by the Committee at the beginning of the year.

    Mr. Greenawalt received 1.2 million stock options with an exercise price of $14.87 which vests in equal amounts of 400,000 options on each of January 29, 1998, January 29, 1999 and January 29, 2000. The options terminate on January 29, 2007. The size of the grant reflects both the Committee's assessment of competitive norms as well as additional compensation in lieu of a competitive base salary.

CORPORATE TAX DEDUCTION ON COMPENSATION IN EXCESS OF $1 MILLION A YEAR

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated executive officers. The Committee believes in the pay for performance philosophy of Section 162(m) and will make an effort to qualify compensation as performance based whenever possible. However, the Committee believes that payment of compensation that is not deductible under Section 162(m) may sometimes be in the best interests of the Company, and the Committee and the Board of Directors have accordingly approved such arrangements in certain circumstances.

                                          James L. Davis
                                          Robert J. Cresci

                                          MEMBERS OF THE COMPENSATION COMMITTEE

                           COMPANY STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return, assuming reinvestment of dividends, on $100 invested on January 30, 1992, the date of closing of the Company's initial public offering, at the initial public offering price of the Company's Common Stock ($3.00 per share), through December 31, 1997 with the cumulative total return for the same time period on the same amount invested in (i) the S & P 500 Index and (ii) the New York Stock Exchange Financial Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              ARCADIA FINANCIAL LTD      S&P 500     NYSE FINANCIAL
Jan-92                             100        100                 100
Dec-92                             175        109                 116
Dec-93                             183        120                 125
Dec-94                             196        113                 121
Dec-95                             542        164                 167
Dec-96                             475        205                 220
Dec-97                             248        274                 312

                                 PROPOSAL NO. 2

 PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO SET THE NUMBER OF DIRECTORS WITHIN A RANGE OF NO FEWER THAN FIVE AND NO MORE THAN ELEVEN, AND TO GRANT THE BOARD OF
  DIRECTORS THE AUTHORITY TO DETERMINE FROM TIME TO TIME THE ACTUAL NUMBER OF
                          DIRECTORS WITHIN THAT RANGE.

BACKGROUND

    The number of directors constituting the full Board of Directors is determined pursuant to Section 3.2 of the Company's Bylaws. As adopted on March 26, 1991, that Section sets the number of directors at four but empowers the Board to increase the size of the Board. Since 1991, the Board has exercised that power to increase the size of the Board to a maximum of eleven directors in 1995. During the period from 1995 to present, the number of directors actually serving has been reduced to the current size of seven directors due to resignations and death. Although the Board is entitled to fill such vacancies, it has elected not to do so because it believes its current size enables it to conduct its business in a productive and efficient manner.

    The Board therefore proposes that the size of the Board be reduced to seven directors. As a condition to such reduction, Section 3.2 of the Bylaws must be amended. Such amendment requires the approval of the shareholders of the Company. The Board has proposed an amendment that would empower the Board to set the number of directors permitted to serve on the Board of Directors within a range of no fewer than five and no more than eleven directors. If this Proposal is adopted, the Board intends to reduce the size of the Board to seven directors subject to its rights to thereafter from time to time change the size of the Board within the permitted range. If this Proposal is not approved by the shareholders, the Board of Directors intends to continue to operate the Board with seven directors until such time as it determines that the needs of the Company dictate filling one or more of the four vacancies.

PROPOSED AMENDMENT TO THE COMPANY'S BYLAWS

    The Board of Directors of the Company has approved, subject to shareholder approval, an amendment to the Company's Bylaws. The Board of Directors is requesting approval by the shareholders of the following amendment to Section
3.2 NUMBER, QUALIFICATIONS AND TERM OF OFFICE, which would delete the existing provision in its entirety and replace it with the following:

    Section 3.2  NUMBER, QUALIFICATIONS AND TERM OF OFFICE

        The Board of Directors shall consist of no fewer than five persons and no more than eleven persons. The Board of Directors may determine from time to time the number of directors within that range. The Board of Directors may increase or decrease the number of directors by an affirmative vote of the majority of the directors then serving; provided however, any such decrease in the number of directors shall not affect the term of any incumbent director. Each of the directors shall hold office until the regular meeting of the shareholders next held after his or her election, until his or her successor shall have been elected and shall qualify, or until he or she resigns or is removed as hereinafter provided. No person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination together with the written consent of such person to serve as director was received from a shareholder of record by the secretary of the Corporation not less than one hundred twenty (120) days prior to the date fixed for the meeting.

    The Board of Directors believes that it is in the Company's best interest to amend Section 3.2 of the Bylaws as provided above.

REQUIRED VOTE

    Approval of the proposed amendment to Section 3.2 of the Bylaws requires the affirmative vote of the holders of the majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 PROPOSAL NO. 3

      PROPOSAL TO APPROVE AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN
  TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR
                            ISSUANCE UNDER THE PLAN

BACKGROUND AND SUMMARY OF THE ESP PLAN

    The Board of Directors of the Company adopted the Olympic Financial Ltd. Employee Stock Purchase Plan (the "ESP Plan") in September, 1992 and the shareholders of the Company approved the ESP Plan at the annual meeting of shareholders held in March 1993. The ESP Plan provides employees, including eligible officers, of the Company and any majority-owned subsidiaries with the opportunity to purchase Common Stock of the Company through payroll deductions. Under the current ESP Plan, a total of 500,000 shares of Common Stock are available and have been reserved for issuance under the ESP Plan. (Such amount is subject to increase to 1,000,000 shares pursuant to the proposed amendment). Purchase periods under the ESP Plan have a duration of six months and commence on January 1 and July 1 of each year, unless otherwise specified by the Board of Directors. Each purchase period has one purchase date (June 30 and December 31, respectively). The ESP Plan is administered by a committee of two or more directors of the Company, none of whom may be officers or employees of the Company. The members of the committee are appointed by the Board of Directors.

    Any employee who is customarily employed for at least 20 hours per week and more than 5 months per calendar year by the Company or a majority-owned subsidiary is eligible to participate in offerings under the ESP Plan. No employee is permitted to purchase shares under the ESP Plan if such employee owns 5% or more of the total combined voting power or value of all classes of shares of stock of the Company or its subsidiaries (including shares of which may be purchased under the ESP Plan or pursuant to any other options). In addition, no employee is entitled to purchase more than $25,000 worth of shares (based upon the fair market value of the shares at the time the option is granted) in any calendar year under the ESP Plan. The price at which shares are sold under the ESP Plan is 85% of the lower of the fair market value of a share of Common Stock at the first business day of the purchase period or on the last business day of the purchase period ends.

    The purchase price of the shares is accumulated by payroll deductions during each purchase period. The deductions may not be greater than 10% of a participant's compensation. Compensation for purposes of the ESP Plan includes salary, but excludes shift differential, lead pay, commissions, overtime, bonuses, special awards, reimbursements and allowances. All payroll deductions of a participant are credited to that participant's account under the ESP Plan. Such funds may be used for any corporate purpose. No charges for administrative or other costs may be made by the Company against the payroll deductions.

    By executing the subscription agreement to participate in the ESP Plan, an employee is permitted to have shares placed under option to him or her. Unless the employee's participation is discontinued, his or her option for the purchase of shares will be exercised automatically on each purchase date at the applicable price. To the extent an employee's payroll deductions exceed that amount required to purchase the shares subject to option, such excess amount is returned to the employee within 45 days after that purchase period ends.

    A participant may terminate his or her interest in a given offering by withdrawing all, but not less than all, of the accumulated payroll deductions credited to such participant's account at any time prior to the applicable purchase date. The withdrawal of accumulated payroll deductions automatically terminates the employee's option for that purchase period. Within 30 days after such withdrawal, the payroll deductions credited to a participant's account are returned to the participant without interest.

A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in offerings under the ESP Plan in future purchase periods. Termination of a participant's employment for any reason, other than retirement or death, cancels his or her participation in the ESP Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to the participant, without interest. No rights or accumulated payroll deductions of an employee under the ESP Plan may be pledged, assigned or transferred for any reason and any such attempt will be null and void, and without effect.

    The Board of Directors of the Company may at any time amend or terminate the ESP Plan, except that such termination cannot affect options previously granted nor may any amendment make any change in an existing option which adversely affects the rights of any participant. No amendment may be made to the ESP Plan without prior approval of the shareholders of the Company if such amendment among other things would increase the number of shares that may be issued under the ESP Plan, change the designation of the employees eligible for participation in the ESP Plan or materially increase the benefits which may accrue to participants under the ESP Plan.

TAX INFORMATION

    The ESP Plan and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Payroll deductions under the ESP Plan will be taxable to a participant as compensation for the year in which such amounts would otherwise have been paid to the participant. No income will be taxable to a participant at the time of grant of the option or purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as summarized below.

    If the shares are sold or disposed of (including by way of gift) at least two years after the date of the beginning of the purchase period (herein referred to as the "date of option grant") and at least one year after the date such shares are purchased (herein referred to as the "date of option exercise"), then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option (herein referred to as the "option price") or (b) the excess of the fair market value of the shares on the date of the option grant over an amount equal to what the option price would have been if it had been computed as of the date of option grant, will be treated as ordinary income to the participant. Any further gain upon such disposition will be treated as long-term capital gain. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference. Under current law, long-term capital gain is fully included in gross income and is taxed a maximum rate of 28%, which for some individuals may be lower than the tax rate applicable to ordinary income. Capital losses are allowed in full against capital gains plus $3,000 of other income. If the holding periods described above are satisfied before the shares are sold or disposed of, no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of such option.

    In the event that the shares are sold or disposed of (including by way of gift or by exchange in connection with the exercise of an incentive stock option) before the expiration of the holding periods described above, the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will be treated as long-term capital gain if the shares have been held more than one year. Even if the shares are sold for less than their fair market value on the date of option exercise, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such date of option exercise. The Company ordinarily will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by the participant, but may also be required to withhold income tax upon such amount or report such amount to the Internal Revenue Service.

PROPOSED ESP PLAN AMENDMENT

    The Board of Directors of the Company has approved, subject to shareholder approval, an amendment to the ESP Plan that would increase the number of shares of the Company's Common Stock reserved for issuance under the ESP Plan from 500,000 shares to 1,000,000 shares. The Board of Directors is requesting approval by the shareholders of the forgoing amendment.

    As of January 31, 1998, associates of the Company participating in the ESP Plan had subscribed for a total of 312,920 shares of the 500,000 shares of Common Stock authorized for issuance under the ESP Plan. Therefore, absent shareholder approval of the proposed amendments, 187,080 shares remain available for associates to purchase under the ESP Plan. The Board of Directors considers it prudent to increase the number of shares of Common Stock authorized for issuance under the ESP Plan by 500,000 shares to facilitate future purchases under, and to further the purposes of, the ESP Plan.

    On March 30, 1998, the closing price of a share of the Company's Common
Stock on the New York Stock Exchange was $         .

    The Board of Directors of the Company believes that employee stock ownership creates important incentives for employee performance by encouraging investment in the Company's Common Stock and increasing the proprietary interest employees have in the Company and its business. The Board of Directors believes that the participation in the ESP Plan encourages stock ownership in the Company and that the amendment to the ESP Plan described above will allow for increased participation in the ESP Plan. Accordingly, the Board of Directors has approved such amendment to the ESP Plan, subject to shareholder approval.

REQUIRED VOTE

    Approval of the amendment to the ESP Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ESP PLAN.

                                 PROPOSAL NO. 4
                       PROPOSAL TO APPROVE THE GRANT OF A
                         STOCK OPTION TO WARREN KANTOR

BACKGROUND

    On January 28, 1998 the Board of Directors agreed to retain Warren Kantor as a consultant to the Company. The terms of such arrangement were set forth in the 1998 Consulting Agreement, pursuant to which, in exchange for 150 hours of consulting service to be performed in 1998, Mr. Kantor received the grant of a non-statutory stock option (the "1998 Option") to purchase 100,000 shares of Common Stock at an exercise price equal to $6.00 per share (the fair market value of the shares on the date of grant). Such option vests on December 31, 1998. See "Employment Agreements and Related Agreements" and the "Consulting Agreements with Warren Kantor" sections for additional details regarding the 1998 Option.

    The rules of the New York Stock Exchange require that the shareholders of the Company approve the grant of the 1998 Option to Mr. Kantor as a condition to the listing on the Exchange of the shares to be issued upon the exercise of the 1998 Option. In the event the grant of the 1998 Option is not approved by the shareholders, the Company will be required to renegotiate the terms of the 1998 Consulting Agreement with Mr. Kantor. Since renegotiations may result in cash compensation being paid to Mr. Kantor in lieu of equity based compensation in the form of the 1998 Option, the Board believes the grant of the 1998 Option is in the best interest of the Company. Mr. Kantor currently receives no cash for the consulting services he provides pursuant to the 1998 Consulting Agreement.

    On March 30, 1998, the closing price of a share of the Company's Common
Stock on the New York Stock Exchange was $         .

REQUIRED VOTE

    Approval of the grant of the 1998 Option to Mr. Kantor requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 PROPOSAL NO. 5
                                RATIFICATION OF
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's Board of Directors, subject to shareholder ratification, has selected Ernst & Young LLP to serve as independent accountants for the Company's fiscal year ending December 31, 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

VOTING ON THE APPOINTMENT

    The ratification of the appointment of Ernst & Young LLP as independent accountants requires the affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that may be brought before the Meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the Meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

    Shareholders wishing to present proposals for action by the shareholders at the next annual meeting must present such proposals at the principal offices of the Company not later than December 7, 1998. Due to the complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                        [LOGO]

                                          Warren Kantor

                                          CHAIRMAN OF THE BOARD

Dated: April 6, 1998

       Minneapolis, Minnesota

                             ARCADIA FINANCIAL LTD.
                          7825 WASHINGTON AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55439

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, having duly received Notice of Annual Meeting of shareholders and the Proxy Statement, dated April 6, 1998, hereby appoints Richard A. Greenawalt and Warren Kantor as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all common shares of Arcadia Financial Ltd. held of record by the undersigned on March 30, 1998, at the Annual Meeting of shareholders to be held on Thursday, May 28, 1998, at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, at 10:00 a.m., and at any adjournment thereof.

1.   PROPOSAL TO ELECT SEVEN   / / FOR all nominees      / / WITHHOLD AUTHORITY
     DIRECTORS, EACH FOR A     listed below                to vote for all
     ONE-YEAR TERM.              (except as marked to      nominees listed below
                                 the contrary below)

Richard A. Greenawalt, Scott H. Anderson, Lawrence H. Bistodeau, James L. Davis
              Robert J. Cresci, Warren Kantor, Robert A. Marshall

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
________________________________________________________________________________

2. PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO SET THE NUMBER OF DIRECTORS WITHIN A RANGE OF NO FEWER THAN FIVE AND NO MORE THAN ELEVEN, AND TO GRANT THE BOARD OF DIRECTORS THE AUTHORITY TO DETERMINE FROM TIME TO TIME THE ACTUAL NUMBER OF DIRECTORS WITHIN THAT RANGE.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. PROPOSAL TO APPROVE AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4.   PROPOSAL TO APPROVE THE GRANT OF A STOCK OPTION TO WARREN KANTOR

            / /  FOR            / /  AGAINST            / /  ABSTAIN

5.   RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3, 4, AND 5. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

    Please sign exactly as name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                          Dated: _________________________, 1998
                                          ______________________________________
                                          ______________________________________
                                          PLEASE MARK, SIGN, DATE AND RETURN
                                          THIS PROXY CARD PROMPTLY USING THE
                                          ENCLOSED ENVELOPE.